EXHIBIT INDEX

1.15 Resolution of the Board of Directors of American Enterprise Life Insurance Company establishing 229 subaccounts dated July 1, 2002.

9. Opinion of counsel and consent to its use as to the legality of the securities being registered.

10.1      Consent of  Independent Auditors for Evergreen Essential(SM) Variable
          Annuity.

10.2      Consent of Independent  Auditors for Evergreen New Solutions  Variable
          Annuity.